Exhibit 2.01
AGREEMENT AND PLAN OF RECAPITALIZATION
BY AND AMONG
ASI TECHNOLOGY CORPORATION, A NEVADA CORPORATION
NX ACQUISITION CORP., A NEVADA CORPORATION
AND
NXOPINION, LLC, A NEVADA LIMITED LIABILITY COMPANY
DATED May 28, 2010

EXHIBITS TO AGREEMENT AND PLAN OF RECAPITALIZATION:

§ 1.2	Exhibit A	Distributed Assets
§ 1.3(a)	Exhibit B	Form of Assignment and Power of Attorney
§ 1.3(b)	Exhibit C	Bill of Sale (to Members)
§ 2.5	Exhibit D	Articles of Merger
§ 3.2	Exhibit E	Bill of Sale (to NXLLC)
§ 6.1	Exhibit F	Form of Amended and Restated Bylaws
§ 6.2	Exhibit G	Convertible Instruments

AGREEMENT AND PLAN OF RECAPITALIZATION
AGREEMENT AND PLAN OF RECAPITALIZATION (the “Agreement”), dated May 28, 2010, by and among ASI TECHNOLOGY CORPORATION, a Nevada corporation (“ASIT”), NX ACQUISITION CORP., a Nevada corporation and a wholly-owned subsidiary of ASIT (“NXAC”), and NXOPINION, LLC, a Nevada limited liability company (“NxOpinion”). NxOpinion and NXAC are sometimes hereinafter referred to as the “Constituent Entities.”
WHEREAS, NxOpinion wishes to expand its ownership base and restructure itself into NXAC through a series of steps, as described herein (the “Recapitalization”), including the Redemption, the Merger, and the Capital Contribution.
WHEREAS, to effectuate the Recapitalization, NxOpinion wishes to redeem certain NxOpinion membership units (“Units”) held by members (the “Members”) of NxOpinion, in exchange for a partial distribution of undivided rights in the Distributed Assets.
WHEREAS, after effectuating the Redemption, NxOpinion, ASIT, and NXAC wish to effectuate the Merger, whereby NxOpinion shall merge with and into NXAC and the Members shall receive the Merger Shares of ASIT.
WHEREAS, after effectuating the Merger, each Member shall make the Capital Contribution in exchange for the Contribution Shares of ASIT.
WHEREAS, to effectuate the Recapitalization, NxOpinion, ASIT, and NXAC each wish to consummate the Redemption, the Merger, and the Capital Contribution, in accordance with the terms of this Agreement.
WHEREAS, the Manager of NxOpinion, the sole shareholder of NXAC and the Board of Directors of ASIT believe that the Recapitalization is in the best interests of each respective entity, and have approved the Recapitalization.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:
ARTICLE I.
PLAN OF REDEMPTION
1.1 Redemption. Each Member of NxOpinion, with the exception of a Member who fails to return the Assignment and Power of Attorney contemplated by Section 1.3(a) (which Member shall not be allowed to participate in the Plan of Redemption outlined in this Article I and the Plan of Capital Contribution outlined in Article III), shall be a “Participating Member.” Upon the terms set forth in this Agreement, NxOpinion shall purchase and redeem (the “Redemption”) some or all of each Participating Member’s Units (the “Redeemed Units”) as an initial step towards NxOpinion’s dissolution. Each Participating Member shall participate in full or in part in the Redemption, and each Participating Member’s Redeemed Units shall be determined, according to the following terms:
(a) Mandatory. NxOpinion shall redeem Units held by each Participating Member in an amount equal to the lesser of:
(i)	1% of the total Units of NxOpinion, or

(ii)	the total Units held by such Participating Member.
(b) At Participating Member’s Election. At the election of the Participating Member, NxOpinion shall redeem any additional Units held by such Participating Member whose Units were not fully redeemed pursuant to Section 1.1(a), for any number of Units up to the balance of such Participating Member’s Unit holdings.
1.2 Consideration. In full consideration for the Redeemed Units, NxOpinion shall transfer to each Participating Member a proportional undivided interest in the assets of NxOpinion listed on Exhibit A hereto (the “Distributed Assets”), such proportion equal to the percentage which each Participating Member’s Redeemed Units bear to all issued and outstanding Units.
1.3 Delivery of Documents. Each Member shall deliver such documents and instruments, duly executed and acknowledged where required, as may be necessary or required to consummate the Redemption of such Participating Member’s Redeemed Units hereunder. Each Participating Member shall transfer its Redeemed Units free and clear of any liens, encumbrances or any interest of any third party. Specifically:
(a) Assignment and Power of Attorney. Each Participating Member shall deliver to NxOpinion an assignment of the Member’s Redeemed Units and limited power of attorney substantially in the form of Exhibit B (the “Assignment and Power of Attorney”), which shall be sufficient to transfer the same, shall otherwise be in a final form reasonably satisfactory to both the Member and NxOpinion.
(b) Bill of Sale. NxOpinion shall deliver to each Participating Member a bill of sale, substantially in the form of Exhibit C, transferring that Participating Member a proportional undivided interest in the Distributed Assets.
ARTICLE II.
PLAN OF MERGER
2.1 Formation of NXLLC. Prior to the Closing Date, ASIT formed NX LLC, a Nevada limited liability company (“NXLLC”), of which ASIT shall be the sole member.
2.2 Transfer of ASIT Shares. Prior to the Merger, ASIT shall contribute 150,000,000 shares of its common stock (the “ASIT Shares”) to NXLLC.
2.3 Transfer of Merger Shares; Retention of Contribution Shares. NXLLC shall retain 15 ASIT Shares for each Unit participating in Article I Redemption to NXAC, for use in effectuating the Capital Contribution as described in Article III (the “Contribution Shares”). NXLLC shall contribute the remaining shares of the ASIT Shares (the “Merger Shares”) for use in effectuating the Merger as described in this Article II.
2.4 The Merger. Immediately upon completion of the Redemption, and upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes, as amended (“Nevada Law”), as of the Effective Time (as defined in Section 2.5):
(a) NxOpinion shall be merged with and into NXAC (the “Merger”);
(b) the separate existence of NxOpinion shall thereupon cease; and
(c) NXAC, as the surviving entity in the Merger (the “Surviving Corporation”), shall continue its corporate existence under the laws of the State of Nevada.
2.5 Effective Time of the Merger. The Merger shall become effective immediately upon the filing of Articles of Merger, in the form attached hereto as Exhibit D (the “Articles of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Nevada (the “Nevada Secretary”) as provided by Nevada Law. The date and time of such filing is herein sometimes referred to as the “Effective Time.”
2.6 Effect of the Merger. At the Effective Time, the Constituent Entities shall become a single corporation, and the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, powers, franchises and authority of a public and private nature, and be subject to all of the restrictions, disabilities and duties, of each of the Constituent Entities. The Surviving Corporation shall be vested with all the rights, privileges, immunities, powers, franchises and authority of each of the Constituent Entities and all assets and property of every description, real, personal and mixed, and every interest therein, wherever located, and all debts or other obligations belonging or due to either of the Constituent Entities on whatever account, as well as stock subscriptions and all other things in action or belonging to each of such Constituent Entities.
2.7 Articles of Incorporation and By-Laws. At the Effective Time, the Articles of Incorporation of NXAC, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and such Articles of Incorporation. The By-Laws of NXAC shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law and such By-Laws.
2.8 Directors and Officers of the Surviving Corporation. At the Effective Time, each manager of NxOpinion shall cease to hold such office. The sole director of NXAC shall become the sole director of the Surviving Corporation, and shall hold such office until the next annual meeting of the stockholder of the Surviving Corporation and until his/her successor shall have been elected or appointed and qualified to serve or otherwise as provided in the Articles of Incorporation or By-Laws of the Surviving Corporation. At the Effective Time, each officer of NxOpinion shall cease to hold such office, and the officers of NXAC shall become the officers of the Surviving Corporation, in the same capacity or capacities, each of whom shall serve at the pleasure of the sole Director of the Surviving Corporation.
2.9 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Entities, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Entities or otherwise to take all such action.
2.10 Replacement of Unredeemed NxOpinion Units.
(a) At the Effective Time, each Unit of NxOpinion that remains outstanding after completion of the Redemption pursuant to Article I (the “Unredeemed NxOpinion Units”) shall cease to be an existing and issued Unit by virtue of the Merger and, without any action on the part of ASIT, NXAC, NxOpinion or the Member, shall be cancelled, and
(b) NXAC shall distribute the Merger Shares to NxOpinion. NxOpinion shall then distribute the Merger Shares to the holders of Unredeemed NxOpinion Units as consideration for the Unredeemed NxOpinion Units, each such holder receiving a proportion of the Merger Shares equal to the percentage which such holder’s Unredeemed NxOpinion Units bears to the total number of Unredeemed NxOpinion Units.
2.11 Conversion of NXAC Common Stock. Each share of NXAC’s Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation and the aggregate of such shares issuable upon such conversion shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
2.12 Closing of NxOpinion Transfer Books. At the Effective Time, the Redeemed Units assigned to NxOpinion in the Redemption shall, without further action, each be cancelled and cease to be an existing Unit. Additionally, after the Effective Time and upon satisfaction of the provisions of Section 6.2 regarding the creation of Replacement Instruments for the holders of convertible securities, all Units or rights to acquire Units shall cease to have any rights as Members of NxOpinion, the Unit transfer books of NxOpinion shall be closed with respect to all Units issued and outstanding immediately prior to the Redemption or the Effective Time of the Merger and all Units authorized and reserved for issue, and no further transfer or issue of Units shall thereafter be made on such Unit transfer books.
ARTICLE III.
PLAN OF CAPITAL CONTRIBUTIONS
3.1 The Capital Contribution. Immediately after the completion and effectiveness of the Merger, each Participating Member (as defined in Section 1.1) shall contribute such Member’s proportional undivided interest in the Distributed Assets to NXLLC (the “Capital Contribution”).

3.2 Bill of Sale. The Assignment and Power of Attorney identified in Section 1.3(a), the form of which is attached as Exhibit B, shall contain a limited power of attorney granted by each Participating Member to Joel C. Robertson to execute and deliver to NXLLC a bill of sale, substantially in the form of Exhibit E, on behalf of such Member, which shall be sufficient to transfer that Participating Member’s respective proportional undivided interest in the Distributed Assets to NXLLC.
3.3 Consideration. In full consideration for the Capital Contribution, NXLLC shall transfer to the Participating Member a portion of the Contribution Shares, such proportion equal to the percentage which such Participating Member’s share of the Distributed Assets bears to the total Distributed Assets.
3.4 Contribution of the Distributed Assets. NXLLC shall contribute the Distributed Assets to NXAC as a contribution to the capital of NXAC.
3.5 Dissolution or Merger of NXLLC. Following completion of the items detailed in Sections 3.1 through 3.4, NXLLC shall be dissolved or merged into ASIT or NXAC.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF NXOPINION
Except as specifically stated otherwise in the Disclosure Schedules delivered concurrently herewith (the “Disclosure Schedules”) which are attached hereto and made a part hereof, and are numbered to correspond to the relevant Sections below, NxOpinion hereby represents and warrants to ASIT, the Members, NXAC, and NXLLC (as a third party beneficiary) as follows:
4.1 Organization.
(a) NxOpinion is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. NxOpinion has all necessary power and authority to own or lease its properties and to carry on its business as presently conducted. Except as disclosed on Schedule 4.1(a), NxOpinion does not own, directly or indirectly, any capital stock or other equity interest of any corporation or have any direct or indirect equity or ownership interest in any other business, whether organized as a corporation, partnership, joint venture or otherwise.
(b) NxOpinion is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the business, operations or financial condition of NxOpinion.
(c) The Units of NxOpinion consists of 10,000,000 issued and outstanding membership Units. All the issued and outstanding NxOpinion Units are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Schedule 4.1(c) identifies each option, membership interest purchase and other plan or agreement pursuant to which any person has acquired or may acquire Units of NxOpinion. Except as set forth above and on Schedule

4.1(c), there are not, as of the date hereof, and on the Closing Date there will not be any Units of NxOpinion authorized, issued or outstanding or any outstanding subscriptions, rights of first refusal, options, warrants, stock appreciation rights, calls, rights, convertible securities, or other agreements or commitments of any character relating to issued or unissued Units or other securities of NxOpinion, or otherwise obligating NxOpinion, or, to the best of NxOpinion’s knowledge, any other party to issue, transfer or sell any Units of NxOpinion, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Units of NxOpinion or any successor entity or controlling person of such successor entity.
(d) NxOpinion has full company power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Members of NxOpinion pursuant to Section 5.4 and Article X of NxOpinion’s Operating Agreement, and no other company proceedings on the part of NxOpinion are necessary for NxOpinion to authorize this Agreement or for NxOpinion to consummate the transactions contemplated hereby and thereby. This Agreement has been, and when executed and delivered by NxOpinion, will be duly executed and delivered by the duly authorized manager of NxOpinion. This Agreement is valid, binding and enforceable against NxOpinion in accordance with its terms except as enforceability hereof or thereof may be subject to or limited by applicable bankruptcy, insolvency, arrangement or similar laws affecting the rights of creditors generally and judicial limitations upon equitable remedies.
(e) Other than the filing of the Articles of Merger and the filing of SEC Form D with appropriate States, there is no requirement applicable to NxOpinion to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by NxOpinion of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by NxOpinion nor the consummation by NxOpinion of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Organization or Operating Agreement of NxOpinion, (ii) conflict with, or result in a default (or give rise to any right of termination, cancellation, acceleration, postponement or modification) under, any of the terms, conditions or provisions of any note, bond, mortgage or indenture, or any material agreement, lease, contract, instrument or obligation to which NxOpinion is a party or by which NxOpinion, or any of its assets may be bound, (iii) violate any material statute, rule, regulation, order, writ, injunction, decree or arbitration award applicable to NxOpinion or any of its assets, (iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of NxOpinion, or (v) otherwise have a Material Adverse Effect.
(f) NxOpinion has delivered to ASIT complete and accurate copies of its Articles of Organization and Operating Agreement, each as amended.
4.2 Financial.
(a) The audited balance sheet of NxOpinion and the audited statements of operations of NxOpinion as of and for the fiscal years ended December 31, 2008, and December 31, 2009 (the “NxOpinion Audited Financial Statements”), each certified by Weinlander Fitzhugh P.C., independent certified public accountants, whose report thereon is included therein, and the unaudited balance sheet of NxOpinion as of March 31, 2010 (the “ NxOpinion Unaudited Balance Sheet”) and the unaudited statement of operations of NxOpinion for the three month period ended March 31, 2010 are complete and accurate and present fairly the financial position of NxOpinion as of the date of said balance sheet and the results of operations of NxOpinion for the periods covered by said statements of operations, in accordance with generally accepted accounting principles (“GAAP”) consistently applied, except as otherwise disclosed therein and except, in the case of unaudited statements, for footnotes and for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate. The financial statements described in this Section 4.2(a) are referred to in this Agreement as the “NxOpinion Financial Statements.”
(b) NxOpinion has no material liability, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for any such liability which (i) is accrued or fully reserved against in the NxOpinion Unaudited Balance Sheet or disclosed in the notes included in the NxOpinion Audited Financial Statements, (ii) is of a normally recurring nature and was incurred after March 31, 2010 in the ordinary course of business consistent with past practice, or (iii) is disclosed on Schedule 4.2(b) hereto.
4.3 Tax Matters.
(a) NxOpinion has accurately prepared and filed or will accurately prepare and file or cause to be filed, within the time and in the manner prescribed by law (including appropriate extensions thereof), all returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed under federal, state, local or any foreign laws by NxOpinion for all taxable periods ending on or prior to the Closing Date;
(b) NxOpinion has within the time and in the manner prescribed by law (including appropriate extensions thereof), paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes imposed on it (as defined below) that are due and payable, except for such Taxes, if any, that it may be contesting through appropriate procedures;
(c) NxOpinion has established (and until the Closing will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable;
(d) There are no liens for Taxes upon the assets of NxOpinion except liens for Taxes not yet due;
(e) No deficiency or adjustment for any Taxes has been proposed or asserted in writing, or assessed against NxOpinion and, to the best of NxOpinion’s knowledge, no federal, state or local audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of) NxOpinion nor are any requests for such waiver or consent pending;

(f) The federal income tax returns of NxOpinion have not been audited by the Internal Revenue Service (the “IRS”); and
(g) The Recapitalization and the transactions contemplated by this Agreement will not result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and there is no agreement, plan or arrangement covering any Employee that would give rise to any payment that would not be deductible pursuant to Section 280G or Section 162 of the Code.
(h) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by an applicable entity.
4.4 Conduct of Business. Except as set forth in Schedule 4.4, or in accordance with the terms of this Agreement, since May 10, 2010, NxOpinion has not (each, a “Change in Conduct of Business”):
(a) sold, distributed or otherwise transferred or committed to sell, distribute or transfer any material portion of its assets or any material portion of the interests in such assets, except for sales of inventory in the usual and ordinary course of business;
(b) suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;
(c) made any material change in the conduct or nature of its business or operations;
(d) waived or committed to waive any material rights arising out of the conduct of, or with respect to, its business or operations;
(e) made or committed to make any capital expenditures in an amount in excess of Ten Thousand Dollars ($10,000) in the aggregate;
(f) incurred any or committed to incur any material liabilities other than in the ordinary course of business;
(g) permitted or made any change in its relationship with any of its Employees or entities with which it has contracts which has had a Material Adverse Effect;
(h) made or suffered any change in its product development programs which has had a Material Adverse Effect, and it has no knowledge of any fact or anticipated event which it in good faith believes will or reasonably may give rise to any such change;

(i) made any material change in its method of accounting or accounting practice;
(j) written off as uncollectible any notes or accounts receivable or portions thereof;
(k) issued or sold any Units, shares, bonds or other corporate securities of which it is the issuer, or granted, issued or modified any Unit options, stock options, warrants or other rights to purchase securities;
(l) discharged or satisfied any material lien or encumbrance or paid or satisfied any material obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on its Unaudited Balance Sheet and current liabilities incurred since May 10, 2010 in the ordinary course of business and consistent with past practice, including costs incurred in connection with the transaction contemplated hereby;
(m) sold, assigned or transferred any patents, trademarks, trade names, trade secrets, intellectual property, copyrights or other similar assets, including licenses therefor, or committed to do the same;
(n) paid any amounts to, or incurred any liability to or in respect of, or sold any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any transaction or agreement or arrangement with, any corporation or business in which it or any of its corporate officers or directors, or any “affiliate” or “associate” (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) of any such person, has any direct or indirect ownership interests, except for transactions with corporations or businesses in which such person has less than a 5% interest in the outstanding voting stock of such corporations;
(o) made or committed to make any increase in the compensation payable or to become payable by it to any of its Employees or any bonus, percentage compensation, service award or other like benefit granted, made or accrued to the credit of any such Employee, or any welfare, pension, retirement or similar payment or arrangement made or agreed to by it for the benefit of any such Employee;
(p) other than as described above and on Schedule 4.4, entered into any transaction which has had a Material Adverse Effect; or
(q) suffered or, to the best of its knowledge, been threatened with any adverse change with respect to its business, assets, or financial condition which has had a Material Adverse Effect.
4.5 Contracts.
(a) Except as set forth in Schedule 4.5(a), NxOpinion is not a party to, or bound by, any undischarged written or oral (each, a “Material Contract”):

(i) contract for the employment for any period of time whatsoever, or restricting the employment, of any employee;
(ii) consulting agreement;
(iii) collective bargaining agreement;
(iv) contract or agreement which purports to restrict in any manner its right to compete with any other person or restrict its right to sell to or purchase from any other person or otherwise to engage in any lawful business activity;
(v) agreement with any of its affiliates or person controlled by any of its affiliates for or with respect to the purchase or sale of goods or the performance of services;
(vi) contract for the payment or receipt of license fees or royalties to or from any person, firm or corporation;
(vii) contract of agency, representation, distribution or franchise;
(viii) service contract for the payment or receipt of an amount in excess of Ten Thousand Dollars ($10,000) over the contract’s remaining term;
(ix) guaranty, performance, bid or completion bond, or surety or indemnification agreement;
(x) contract relating to the purchase, sale, use or license of any of its patents, patent applications, trade secrets, know-how, show-how, copyrights, trademarks or any other intellectual property;
(xi) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles;
(xii) instruments, agreements or arrangements pursuant to which it has borrowed any money, incurred any other indebtedness, or established a line of credit;
(xiii) agreement for the purchase of inventory, supplies, equipment or other personal property for an amount in excess of Ten Thousand Dollars ($10,000);
(xiv) joint venture, partnership or other contract or arrangement involving the sharing of profits; or
(xv) any other contract which provides for the receipt or expenditure of more than Ten Thousand Dollars ($10,000), except sales acknowledgements accepted and purchase orders issued in the ordinary course of business.
(b) All contracts, leases, subleases and other instruments listed in Schedule 4.5(a) are in full force and effect and are binding upon NxOpinion and, to the best of NxOpinion’s knowledge, are binding on the other parties thereto. Except as set forth on Schedule

4.5(b), NxOpinion is not in material default and no event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by NxOpinion thereunder and, to the best of NxOpinion’s knowledge, no other contracting parties are in default and no event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by any other party thereunder. To the best of NxOpinion’s knowledge, no party to any listed contract, lease, sublease or other instrument intends to cancel, withdraw, modify or amend such contract, lease, sublease or other instrument. NxOpinion has delivered or made available to ASIT true and complete copies of each contract, lease, sublease or other instrument described in Schedule 4.5(a).
(c) Schedule 4.5(c) contains a list of every license, permit or governmental approval, order, directive and agreement applied for, pending, issued or given to NxOpinion which is material to the conduct of its business or operations. NxOpinion possesses all licenses, permits, and governmental approvals and authorizations which are required in order to operate its business as presently conducted and which the failure to possess would have a Material Adverse Effect. NxOpinion is in compliance with all such licenses, permits, approvals and authorizations, except where the failure to comply would not have a Material Adverse Effect.
(d) Schedule 4.5(d) describes all contractual consents and approvals, as well as approvals of government agencies, required for or as a result of the execution and delivery of this Agreement by NxOpinion and the consummation of the Redemption, Merger, and Capital Contribution which are necessary or material to the maintenance or continuation of the business of NxOpinion after the Recapitalization.
4.6 Employees. NxOpinion has no employees.
4.7 Litigation and Claims; Compliance with Laws.
(a) Except as set forth in Schedule 4.7(a), there is no litigation or proceeding, at law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority pending or, to the best of NxOpinion’s knowledge (provided, however, that such knowledge limitation shall not be applicable to any matters related to or arising out of the transactions contemplated by this Agreement), either threatened in writing or threatened orally to any manager or officer of NxOpinion, against NxOpinion nor, to the best of NxOpinion’s knowledge, is there any basis therefor.
(b) NxOpinion is not a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities.
(c) NxOpinion is not in any material respect in violation of, or delinquent with respect to, any decree, order or arbitration award naming NxOpinion as a party or otherwise applicable to NxOpinion or any law, statute or regulation of, or agreement with, or any license or permit from, any federal, state or local governmental authority to which its properties, assets, personnel or business activities are subject or to which NxOpinion itself is subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination.
4.8 Properties.
(a) Schedule 4.8(a) sets forth a complete and accurate description of the terms of all leases (the “Leases”) pursuant to which NxOpinion leases real or personal property. True and correct copies of each of the Leases have been furnished or made available to ASIT. Each of the Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect. Except as set forth on Schedule 4.8(a), NxOpinion is not in material default under any term of any Lease nor, to the best of NxOpinion’s knowledge, is any other party thereto in default thereunder, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by NxOpinion thereunder. The transactions contemplated by this Agreement shall not constitute a breach of any Lease. NxOpinion does not own any real property.
(b) Except as set forth in Schedule 4.8(b), NxOpinion has good, valid and marketable title to its assets reflected in the NxOpinion Unaudited Balance Sheet or acquired after the date of the NxOpinion Unaudited Balance Sheet (except for personal property bought and sold in the ordinary course of business after the date of the NxOpinion Unaudited Balance Sheet), and as of the Closing, NxOpinion will have good, valid and marketable title to its assets, free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances or charges of any kind (collectively, “Liens”), other than (i) Liens shown on its Unaudited Balance Sheet as securing specified liabilities (with respect to which no default exists), (ii) Liens for current taxes not yet due, and (iii) all minor imperfections of title and encumbrances, if any, which do not impair the operations of NxOpinion (collectively, “Permitted Liens”). Except as set forth in Schedule 4.8(b), all tangible assets of NxOpinion are located in the State of Michigan.
4.9 Intellectual Property.
(a) Schedule 4.9(a) lists all domestic and foreign patents and patent applications (the “Patents”), owned or licensed by NxOpinion and all agreements relating thereto. Except where such Patents are indicated to be licensed, NxOpinion owns the Patents and all related patent rights free and clear of all liens, claims or encumbrances and may assign or license them free and clear of any liens, claims or encumbrances. There are no proceedings and, to the best of NxOpinion’s knowledge, there are no claims or threats, to challenge the validity of any claim of any Patent. All such Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use) and, to the best of NxOpinion’s knowledge, all Patents are, or upon issuance will be, valid and enforceable. No Patent has been or is now involved in any interference proceeding or has been challenged in any way, and NxOpinion is not aware of any interfering patent or patent application. NxOpinion is not aware of any relevant information that is material to the examination of an application for Patent that has not been disclosed to the U.S. Patent and Trademark Office pursuant to the disclosure requirements of 37 C.F.R. 1.56. NxOpinion has delivered or made available to ASIT copies of all opinions and memoranda of counsel received by it and relating to (i) the validity and patentability of the Patents, (ii) infringement by third parties of the Patents and (iii) NxOpinion’s freedom to operate.
Schedule 4.9(a) lists all agreements, including licenses, relating to the Patents granted to third parties by NxOpinion. Except as disclosed in Schedule 4.9(a), subject to any right of NxOpinion to conduct an audit of its licensees, all royalties and other payments due under said agreements have been paid and, to the best of NxOpinion’s knowledge, no party to those agreements is in default, nor with the giving of notice or lapse of time or both, would be in default, in any manner fitting its obligations under those agreements. Except for the agreements listed in Schedule 4.9(a) and except for any license implied by the sale of a product, no other license, covenant or agreement has been granted or entered into by NxOpinion with respect to the Patents. NxOpinion does not have any registered copyrights. None of the products manufactured, currently in development or sold or licensed by, nor any processes or know-how used or proposed to be used by NxOpinion, infringe any patent, trademark or copyright of any third party.
(b) Schedule 4.9(b) lists all domestic and foreign registered trademarks and trademark applications owned or licensed by NxOpinion from or to third parties (the “Trademarks”), indicating in each case whether the Trademark is owned or licensed, and a listing and summary description of all agreements relating to the Trademarks. NxOpinion owns the Trademarks which are so designated as owned by it, free and clear of all liens, claims or encumbrances, and all agreements with respect to Trademarks are valid and binding, are in full force and effect, and neither NxOpinion nor, to the knowledge of NxOpinion, any party thereto is in default, or with the giving of notice or lapse of time or both, would be in default under the terms of such agreement. There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the best of NxOpinion’s knowledge, threatened, with respect to any of the Trademarks. NxOpinion has not been advised nor does it have any knowledge of facts or circumstances reasonably likely to give rise to a claim that it is infringing a trademark or copyright held by another person.
(c) NxOpinion owns, licenses or has in its possession certain technical information and know-how (including, without limitation, data, documents, cell lines, drawings, software, procedures and other proprietary materials) relating to, without limitation, the specification, examination, simulation, design, implementation, manufacture, procurement of materials, ingredients and the like from suppliers or subcontractors, quality control and testing, use and delivery of its products and potential products (the “Trade Secrets”). NxOpinion has taken reasonable precautions to maintain Trade Secrets in confidence and to prevent their disclosure to unauthorized persons. Except as set forth on Schedule 4.9(c), NxOpinion has good title to and an absolute (though not necessarily exclusive) right to use all Trade Secrets and the use of the Trade Secrets does not infringe the rights of any third party. To the extent that the Trade Secrets are not available in documentary or fixed form, disclosure shall be made to ASIT to permit ASIT to make full use of the Trade Secrets to operate the business of NxOpinion as it is presently conducted and proposed to be conducted.
(d) To the best of NxOpinion’s knowledge, no person is infringing upon any Patent, Trademark or Trade Secret or any copyright owned by NxOpinion. There is no intellectual property, in any form, whether patent, trademark, trade name, trade secret, copyright or otherwise, necessary for or used in the operation of NxOpinion’s business as conducted which NxOpinion does not currently own or license on commercially reasonable terms.
4.10 Brokers or Finders. NxOpinion has not incurred, and will not incur, directly or indirectly, as a result of any action taken by NxOpinion, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.
4.11 Proprietary Information Agreements. All Employees and all independent contractors who have provided services to NxOpinion have executed confidentiality and assignment of inventions agreements, in substantially the form previously presented to ASIT. To the best knowledge of NxOpinion, all intellectual property rights to all work performed for NxOpinion belong to and have been effectively assigned to NxOpinion.
4.12 Bank Accounts. Schedule 4.12 sets forth and describes (i) all bank accounts owned or maintained by NxOpinion and all authorized signatories with respect thereto, and (ii) safety deposit boxes maintained by NxOpinion and all persons having access with respect thereto.
4.13 Related Party Transactions. Except as a result of ownership of securities of public companies or as otherwise disclosed on Schedule 4.13, none of the Members, officers or managers of NxOpinion (a) has any material direct or indirect interest in any entity which does business with NxOpinion; (b) has any direct or indirect interest in any property, asset or right which is used by NxOpinion in the conduct of its business; or (c) has any contractual relationship with NxOpinion, other than such relationships which occur from being an officer, Member or manager of NxOpinion.
4.14 Accuracy of Representations. All representations by NxOpinion contained in this Agreement, all agreements, contracts and NxOpinion Financial Statements delivered to ASIT hereunder, the Disclosure Schedules, the proxy or information statement furnished by NxOpinion to the NxOpinion stockholders and all other certificates, documents and instruments furnished by NxOpinion (or any of its Members, managers, officers, or employees) in connection with this Agreement or the Redemption, Merger, or Capital Contribution at the Closing, or any other transaction contemplated by this Agreement, and represented as being so furnished, are true, correct and complete in all material respects, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or therein or necessary in order to make the statements included herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF ASIT, NXLLC AND NXAC
Except as specifically stated otherwise in the Disclosure Schedules, ASIT, NXLLC and NXAC hereby represent and warrant to NxOpinion and the Members as follows:
5.1 Organization.
(a) Each of ASIT and NXAC has all necessary corporate power and authority to own or lease its properties and carry on its business as presently conducted.
(b) NXLLC is a limited liability company with all necessary company power to own its assets and carry out the transactions contemplated by this Agreement.
(c) Each of ASIT, NXAC and NXLLC are duly organized, validly existing, qualified to do business and in good standing in each jurisdiction where the failure to so qualify would have a Material Adverse Effect.
(d) The authorized capital stock of ASIT consists of 300,000,000 shares of Common Stock, par value $0.001. As of May 10, 2010, there were 17,093,723 shares of Common Stock and no shares of Preferred Stock issued and outstanding. Schedule 5.1(d) identifies each option, stock purchase and other plan or agreement pursuant to which any person has acquired or may acquire capital stock of ASIT or NXAC, or membership interests of NXLLC. Except as set forth above and on Schedule 5.1(d), there are not, as of the Closing Date, any capital stock of ASIT or NXAC, or membership interests of NXLLC authorized, issued or outstanding or any outstanding subscriptions, rights of first refusal, options, warrants, stock or membership interest appreciation rights, calls, rights, convertible securities, or other agreements or commitments of any character relating to issued or unissued capital stock of ASIT or NXAC, or membership interests of NXLLC or other securities of ASIT, NXAC or NXLLC, or otherwise obligating ASIT, NXAC or NXLLC, or, to the best of ASIT’s NXAC’s or NXLLC’s knowledge, any other party to issue, transfer or sell any capital stock of ASIT or NXAC, or membership interests of NXLLC, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital stock of ASIT or NXAC, or membership interests of NXLLC or any successor entity or controlling person of such successor entity.
5.2 Authority. Each of ASIT, NXAC and NXLLC has full corporate or company power and authority to execute, deliver and perform this Agreement and the Articles of Merger. The execution and delivery of this Agreement and the Articles of Merger by ASIT and NXAC, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the shareholder and Board of Directors of NXAC and the Board of Directors of ASIT, and by ASIT as Manager of NXLLC, and no other corporate proceedings on the part of ASIT or NXAC, or comparable proceedings on the part of NXLLC, are necessary for ASIT, NXAC, and NXLLC to authorize this Agreement, the Articles of Merger or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by duly authorized officers of ASIT and NXAC. The Articles of Merger have been duly executed and delivered by duly authorized officers of ASIT and NXAC. This Agreement is valid, binding and enforceable against each of ASIT and NXAC and the Articles of

Merger are valid, binding and enforceable against ASIT and NXAC, each in accordance with their respective terms, except as enforceability hereof or thereof may be subject to or limited by applicable bankruptcy, insolvency, arrangement or similar laws affecting the rights of creditors generally and judicial limitations upon equitable remedies.
5.3 Valid Issuance of Securities. The ASIT Shares which are being issued hereunder are duly authorized, validly issued, fully paid and nonassessable and are issued in compliance with all applicable federal and state securities laws.
5.4 Consents. Except as may be required by the Securities Exchange Act of 1934, as amended (“the Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities blue sky laws, Nevada Law and the rules of the Financial Industry Regulatory Authority (“FINRA”), there is no requirement applicable to ASIT, NXAC or NXLLC to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by ASIT, NXAC or NXLLC of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by ASIT, NXAC and NXLLC nor the consummation by ASIT, NXAC or NXLLC of the transactions contemplated hereby (i) conflicts with or results in any breach of any provision of the Articles of Incorporation or By-Laws of ASIT, NXAC, or NXLLC (ii) conflicts with, or results in a default (or give rise to any right of termination, cancellation, acceleration, postponement or modification) under any agreements to which ASIT is a party listed as exhibits to ASIT’s Form 10-K for the fiscal year ended September 30, 2009, (iii) violates any material statute, rule, regulation, order, writ, injunction, decree or arbitration award applicable to ASIT, NXAC, or NXLLC or any of their assets, (iv) results in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of ASIT, or (v) otherwise has a material adverse effect on the business or operations of ASIT, NXAC, or NXLLC taken as a whole.
5.5 SEC Filings. ASIT has previously furnished to NxOpinion complete and accurate copies, as amended or supplemented, of its (i) Annual Report on Form 10-K for the fiscal years ended September 30, 2009, and September 30, 2008, as filed with the Securities and Exchange Commission (“SEC”), and (ii) quarterly report on Form 10-Q for the period ended March 31, 2010. ASIT has timely filed all reports, registration statements and other documents required to be filed by it (the “SEC Filings”) under the Securities Act and the Exchange Act. ASIT has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 24 months. The SEC Filings were prepared in accordance and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. None of such forms, reports and statements, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any of the SEC Filings has been revised, corrected or superseded by later-filed such form, report or document, none of the SEC Filings currently contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.
5.6 Financial.
(a) The audited balance sheet of ASIT and the audited statements of operations of ASIT as of and for the fiscal years ended September 30, 2009, and September 30, 2008 (the “ASIT Audited Financial Statements”), each certified by Piercy Bowler Taylor & Kern, independent certified public accountants, whose report thereon is included therein, and the unaudited balance sheet of ASIT as of March 31, 2010 (the “ASIT Unaudited Balance Sheet”) and the unaudited statement of operations of ASIT for the three month period ended March 31, 2010, are complete and accurate and present fairly the financial position of ASIT as of the date of said balance sheet and the results of operations of ASIT for the periods covered by said statements of operations, in accordance with GAAP consistently applied, except as otherwise disclosed therein and except, in the case of unaudited statements, for footnotes and for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate. The Financial Statements described in this Section 5.6(a) are referred to in this Agreement as the “ASIT Financial Statements.”
(b) Neither ASIT, NXAC nor NXLLC has any material liability, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for any such liability which (i) is accrued or fully reserved against in the ASIT Unaudited Balance Sheet or disclosed in the notes included in the ASIT Audited Financial Statements, (ii) is of a normally recurring nature and was incurred after March 31, 2010 in the ordinary course of business consistent with past practice, or (iii) is disclosed on Schedule 5.6(b) hereto.
5.7 Tax Matters.
(a) Each of ASIT, NXAC and NXLLC has accurately prepared and filed or caused to be filed, within the time and in the manner prescribed by law (including appropriate extensions thereof), all Returns required to be filed under federal, state, local or any foreign laws by any of them for all taxable periods ending on or prior to the Closing Date;
(b) Each of ASIT, NXAC and NXLLC has, within the time and in the manner prescribed by law (including appropriate extensions thereof), paid all Taxes imposed on it that are due and payable, except for such Taxes, if any, that any of them may be contesting through appropriate procedures;
(c) Each of ASIT, NXAC and NXLLC has established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable;
(d) There are no liens for Taxes upon the assets of ASIT, NXAC or NXLLC except liens for Taxes not yet due;
(e) No deficiency or adjustment for any Taxes has been proposed or asserted in writing, or assessed against ASIT, NXAC or NXLLC and, to the best of the knowledge of each, no federal, state or local audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of) ASIT, NXAC or NXLLC nor are any requests for such waiver or consent pending;
(f) The federal income tax returns of ASIT, NXAC or NXLLC have not been audited by the IRS; and
(g) The Recapitalization and the transactions contemplated by this Agreement will not result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, and there is no agreement, plan or arrangement covering any Employee that would give rise to any payment that would not be deductible pursuant to Section 280G or Section 162 of the Code.
5.8 Conduct of Business. Except as set forth in Schedule 5.8, or in accordance with the terms of this Agreement, since May 10, 2010, ASIT has not had a Change in Conduct of Business.
5.9 Contracts.
(a) Except as set forth in Schedule 5.9(a), neither ASIT, NXAC nor NXLLC is a party to, or bound by, any undischarged written or oral Material Contracts.
(b) All contracts, leases, subleases and other instruments listed in Schedule 5.9(a) are in full force and effect and are binding upon ASIT and, to the best of ASIT’s knowledge, are binding on the other parties thereto. ASIT is not in material default and no event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by ASIT thereunder and, to the best of ASIT’s knowledge, no other contracting parties are in default and no event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by any other party thereunder. To the best of ASIT’s knowledge, no party to any listed contract, lease, sublease or other instrument intends to cancel, withdraw, modify or amend such contract, lease, sublease or other instrument. ASIT has delivered or made available to ASIT true and complete copies of each contract, lease, sublease or other instrument described in Schedule 5.9(a).
(c) Schedule 5.9(c) contains a list of every license, permit or governmental approval, order, directive and agreement applied for, pending, issued or given to ASIT which is material to the conduct of its business or operations. ASIT possesses all licenses, permits, and governmental approvals and authorizations which are required in order to operate its business as presently conducted and which the failure to possess would have a Material Adverse Effect. ASIT is in compliance with all such licenses, permits, approvals and authorizations, except where the failure to comply would not have a Material Adverse Effect.
(d) Schedule 5.9(d) describes all contractual consents and approvals, as well as approvals of government agencies, required for or as a result of the execution and delivery of this Agreement by ASIT and the consummation of the Redemption, Merger, and Capital Contribution which are necessary or material to the maintenance or continuation of the business of ASIT after the Recapitalization.

5.10 Employees.
(a) With respect to the employees of ASIT:
(i) Schedules 5.9(a) and 5.10(a) contain true and complete lists of Plans sponsored, maintained or contributed to or required to be contributed to by ASIT for the benefit of any Employee of ASIT;
(ii) ASIT does not have and has never had any Pension Plan;
(iii) ASIT maintains, sponsors or contributes only to those Welfare Plans which are described in Schedule 5.10(a), none of which is a multi employer plan (within the meaning of Section 3 of ERISA);
(iv) With respect to each of the Plans, ASIT has heretofore delivered or made available to NxOpinion true and complete copies of each of the following documents:
(A) a copy of each such Plan (including all amendments thereto);
(B) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last two years;
(C) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to each such Plan, and all material employee communications relating to such Plan;
(D) if such Plan is funded through a trust or any third party vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and
(E) all contracts relating to the Plans, including, without limitation, service provider agreements, insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements.
(v) ASIT does not have and has never had any “affiliates” as determined under Section 414(b), (c), (m) or (o) of the Code;
(vi) ASIT has no plan or commitment, whether legally binding or not, to create any additional Welfare Plan or any Pension Plan, and has no plan or commitment to modify or change any existing Welfare Plan, other than changes to comply with applicable law, that would affect any Employee of ASIT;
(vii) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to current or former Employees of ASIT after any such Employee’s retirement or other termination of service (other than (A) benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code, (B) deferred compensation benefits accrued as liabilities on the books of ASIT, or (C)

benefits the full cost of which are borne by the current or former employee (or the employee’s beneficiary));
(viii) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980(B)(g)(2) of the Code, the provisions of Section 4980B(f) of the Code have been complied with in all material respects; and
(ix) Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.
(b) Schedule 5.10(b) contains a list of all salaried employees of ASIT. Such list correctly reflects, in all material respects, their salaries, other compensation (other than under the Welfare Plans), dates of employment and positions.
(c) Proper and accurate amounts have been withheld by ASIT from its Employees for all periods in material compliance with the tax withholding provisions of applicable federal, state and local law. Proper and accurate federal, state and local returns have been filed by ASIT for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable in respect of years and periods (and portions thereof) ended on or prior to March 31, 2010 were paid in full prior to Closing or adequate provisions therefor included in the ASIT Unaudited Balance Sheet.
(d) Hours worked by and payments made to employees of ASIT have not been in material violation of the Fair Labor Standards Act or any other applicable federal, state or local laws dealing with such matters.
(e) All material payments due from ASIT on account of employee health and welfare insurance in respect of years and periods (and portions thereof) ended on or prior to March 31, 2010, were paid prior to Closing or accrued as a liability on the ASIT Unaudited Balance Sheet.
(f) All material severance and vacation payments which are or were due under the terms of any agreement in respect of years and periods (and portions thereof) ended on or prior to the Closing Date were paid or will be paid on or prior to the Closing Date.
5.11 Litigation and Claims; Compliance with Laws.
(a) Except for litigation or proceedings relating to the environment (which are exclusively provided for in Section 5.12 below) and as set forth in Schedule 5.11(a), there is no litigation or proceeding, at law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority pending or, to the best of ASIT’s knowledge (provided, however, that such knowledge limitation shall not be applicable to any matters related to or arising out of the transactions contemplated by this Agreement), either threatened in writing or threatened orally to any officer of ASIT, against ASIT nor, to the best of ASIT’s knowledge, is there any basis therefor.

(b) ASIT is not a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities.
(c) Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 5.12 below), ASIT is not in any material respect in violation of, or delinquent with respect to, any decree, order or arbitration award naming ASIT as a party or otherwise applicable to ASIT or any law, statute or regulation of, or agreement with, or any license or permit from, any federal, state or local governmental authority to which its properties, assets, personnel or business activities are subject or to which ASIT itself is subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination.
5.12 Environmental Matters.
(a) Except as set forth in Schedule 5.12 or through a Phase 1 environmental report delivered to NxOpinion by ASIT, and for such non-compliance which could not result in a Material Adverse Effect, to the best of its knowledge, ASIT is in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by ASIT of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth in Schedule 5.12, ASIT has not received any communication (written or oral), from a governmental authority that alleges that ASIT is not in such full compliance and, to the best of ASIT’s knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. All permits and other governmental authorizations currently held by ASIT pursuant to the Environmental Laws are identified in Schedule 5.12.
(b) Except as set forth in Schedule 5.12, there is no Environmental Claim pending or, to the best of ASIT’s knowledge, threatened against ASIT or, to the best of ASIT’s knowledge, against any person or entity whose liability for any Environmental Claim ASIT has or may have retained or assumed either contractually or by operation of law.
(c) Except as set forth in Schedule 5.12 or through a Phase 1 environmental report delivered to NxOpinion by ASIT, to the best of ASIT’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would form the basis of any Environmental Claim against ASIT or against any person or entity whose liability for any Environmental Claim ASIT has or may have retained or assumed either contractually or by operation of law.
(d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where ASIT has stored, disposed of or arranged for the disposal of, Materials of Environmental Concern are identified in Schedule 5.12, (ii) all underground storage tanks (whether or not in use by ASIT), and the capacity and contents of such tanks, located on property owned or leased by ASIT are identified in Schedule 5.12, (iii) except as set forth in Schedule 5.12, to the best of ASIT’s knowledge, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by ASIT, and (iv) except as set forth in Schedule 5.12. to the best of ASIT’s knowledge, no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by ASIT.
5.13 Properties.
(a) Schedule 5.13(a) sets forth a complete and accurate description of the terms of all Leases pursuant to which ASIT leases real or personal property. True and correct copies of each of the Leases have been furnished or made available to NxOpinion. Each of the Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect. ASIT is not in material default under any term of any Lease nor, to the best of ASIT’s knowledge, is any other party thereto in default thereunder, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by ASIT thereunder. The transactions contemplated by this Agreement shall not constitute a breach of any Lease. ASIT does not own any real property.
(b) Except as set forth in Schedule 5.13(b), ASIT has good, valid and marketable title to its assets reflected in the ASIT Unaudited Balance Sheet or acquired after the date of the ASIT Unaudited Balance Sheet (except for personal property bought and sold in the ordinary course of business after the date of the ASIT Unaudited Balance Sheet), and as of the Closing, ASIT will have good, valid and marketable title to its assets, free and clear of any Liens, other than Permitted Liens. Except as set forth in Schedule 5.13(b), all tangible assets of ASIT are located in the State of Nevada.
5.14 Intellectual Property.
(a) Schedule 5.14(a) lists all Patents owned or licensed by ASIT and all agreements relating thereto. Except where such Patents are indicated to be licensed, ASIT owns the Patents and all related patent rights free and clear of all liens, claims or encumbrances and may assign or license them free and clear of any liens, claims or encumbrances. There are no proceedings and, to the best of ASIT’s knowledge, there are no claims or threats, to challenge the validity of any claim of any Patent. All such Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use) and, to the best of ASIT’s knowledge, all Patents are, or upon issuance will be, valid and enforceable. No Patent has been or is now involved in any interference proceeding or has been challenged in any way, and ASIT is not aware of any interfering patent or patent application. ASIT is not aware of any relevant information that is material to the examination of an application for Patent that has not been disclosed to the U.S. Patent and Trademark Office pursuant to the disclosure requirements of 37 C.F.R. 1.56. ASIT has delivered or made available to NxOpinion copies of all opinions and memoranda of counsel received by it and relating to (i) the validity and patentability of the Patents, (ii) infringement by third parties of the Patents and (iii) ASIT’s freedom to operate.
Schedule 5.14(a) lists all agreements, including licenses, relating to the Patents granted to third parties by ASIT. Except as disclosed in Schedule 5.14(a), subject to any right of ASIT to conduct an audit of its licensees, all royalties and other payments due under said agreements have been paid and, to the best of ASIT’s knowledge, no party to those agreements is in default, nor with the giving of notice or lapse of time or both, would be in default, in any manner fitting its obligations under those agreements. Except for the agreements listed in Schedule 5.14(a) and except for any license implied by the sale of a product, no other license, covenant or agreement has been granted or entered into by ASIT with respect to the Patents. ASIT does not have any registered copyrights. None of the products manufactured, currently in development or sold or licensed by, nor any processes or know-how used or proposed to be used by ASIT, infringe any patent, trademark or copyright of any third party.
(b) Schedule 5.14(b) lists all Trademarks owned or licensed by ASIT from or to third parties, indicating in each case whether the Trademark is owned or licensed, and a listing and summary description of all agreements relating to the Trademarks. ASIT owns the Trademarks which are so designated as owned by it, free and clear of all liens, claims or encumbrances, and all agreements with respect to Trademarks are valid and binding, are in full force and effect, and neither ASIT nor, to the knowledge of ASIT, any party thereto is in default, or with the giving of notice or lapse of time or both, would be in default under the terms of such agreement. There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the best of ASIT’s knowledge, threatened, with respect to any of the Trademarks. ASIT has not been advised nor does it have any knowledge of facts or circumstances reasonably likely to give rise to a claim that it is infringing a trademark or copyright held by another person.
(c) ASIT owns, licenses or has in its possession certain Trade Secrets. ASIT has taken reasonable precautions to maintain Trade Secrets in confidence and to prevent their disclosure to unauthorized persons. ASIT has good title to and an absolute (though not necessarily exclusive) right to use all Trade Secrets and the use of the Trade Secrets does not infringe the rights of any third party. Schedule 5.14(c) sets forth a list of all agreements relating to the Trade Secrets.
(d) To the best of ASIT’s knowledge, no person is infringing upon any Patent, Trademark or Trade Secret or any copyright owned by ASIT. There is no intellectual property, in any form, whether patent, trademark, trade name, trade secret, copyright or otherwise, necessary for or used in the operation of ASIT’s business as conducted which ASIT does not currently own or license on commercially reasonable terms.
5.15 Brokers or Finders. ASIT has not incurred, and will not incur, directly or indirectly, as a result of any action taken by ASIT, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.
5.16 Bank Accounts. Schedule 5.16 sets forth and describes (i) all bank accounts owned or maintained by ASIT and NXAC and will be supplemented to reflect any such accounts of NXLLC established after its organization and all authorized signatories with respect thereto, and (ii) safety deposit boxes maintained by ASIT and all persons having access with respect thereto.
5.17 Stock Incentive Plan. The Board of Directors of ASIT have approved and shareholders have ratified the Stock Incentive Plan of 2010 (“2010 Plan”), reserving a maximum of 21,000,000 shares of ASIT common stock for issuance thereunder. No options have been granted under the 2010 Plan. The current ASIT 2000 Stock Plan shall be closed, with respect to new grants, from the Effective Time, but outstanding options for 595,000 shares of ASIT common stock shall fully vest at the Effective Time and be exercisable for the remainder of their stated term regardless of the employment or consultancy status of the option holders.
5.18 Accuracy of Representations. All representations by ASIT and NXAC contained in this Agreement, all ASIT Financial Statements delivered to NxOpinion hereunder and all other certificates, documents and instruments furnished by ASIT or NXAC (or any of its directors, officers, or employees) in connection with this Agreement or the Redemption, Merger, or Capital Contribution at the Closing, or any other transaction contemplated by this Agreement, and represented as being so furnished, are true, correct and complete in all material respects, and do not contain any untrue statement of material fact or omit to state any material fact required to be stated herein or therein or necessary in order to make the statements included herein or therein, in light of the circumstances under which they were made, not misleading.
ARTICLE VI.
COVENANTS
6.1 Amended Bylaws. As soon as practical after the Effective Time (but not later than seven (7) days after the Effective Time and completion of the Capital Contribution), ASIT’s board of directors shall adopt the amended and restated bylaws (“Bylaws”) attached hereto as Exhibit F . ASIT shall take all appropriate action to effectuate the adoption of the Bylaws, including by obtaining appropriate Board of Directors’ authorization, and filing any and all necessary documents with the SEC.
6.2 Granting of Convertible Instruments. As of May 10, 2010, NxOpinion had issued various convertible notes, warrants, options, and like instruments (the “Convertible Instruments”), each of which is convertible into NxOpinion Units at the election of the holder or upon the occurrence of certain conditions. The Convertible Instruments are listed on Exhibit G attached hereto. As soon as practical after the Closing Date (but not later than sixty (60) days after the Closing Date), ASIT shall issue to each holder of a Convertible Instrument a replacement instrument (the “Replacement Instrument”) of similar character as each of that holder’s Convertible Instruments (i.e., a note, warrant, or option). Each Replacement Instrument shall be identical to the corresponding Convertible Instrument with respect to (a) the number of shares of common stock of ASIT available to the holder pursuant to the Replacement Instrument, which shall equal the number of NxOpinion Units available to the holder pursuant to the Convertible Instrument, and (b) the terms of conversion of the Replacement Instrument, which shall be consistent with the terms of conversion of the Convertible Instrument.
6.3 Available Cash. At the Effective Time, ASIT shall pay to NXAC approximately $250,000.00 for purposes of funding the ongoing operations of NXAC post-Recapitalization.
6.4 Board Appointment. At the Effective Time, ASIT’s board of directors will take necessary action to appoint Joel C. Robertson (“Dr. Robertson”) as a director and to elect him as Chairman of the Board.

6.5 Debt Restructuring. Prior to or at the Closing, NxOpinion shall restructure the following debts, including obtaining all necessary consents and approvals from requisite creditors for such restructuring (collectively, the “Debt Restructuring”):
(a) The obligation currently owed by NxOpinion to Robertson Research Institute will be reduced and discharged by $900,000, to $474,527 (as of March 31, 2010).
(b) At March 31, 2010, NxOpinion had notes outstanding with five parties with a principal balance of $357,500 and accrued and unpaid interest of $149,192. Immediately following the Closing, NXAC will issue new notes at the same interest rates with a term of June 30, 2011 when all unpaid principal and interest shall be payable. The holders shall be issued warrants for shares of common stock of ASIT on an aggregate basis of 321,750 common shares exercisable at $0.16667 per share for three years as an inducement. The warrants shall contain a cashless exercise provision and be restricted securities.
(c) At March 31, 2010, NxOpinion also owed consulting fees to two management advisors for $243,175. Immediately following the Closing, the parties shall exchange this obligation for new notes of NXAC with a 5% rate of interest and a term of June 30, 2011 when all unpaid principal and interest shall be payable. The holders shall be issued warrants on an aggregate of 218,865 common shares of ASIT stock exercisable at $0.16667 per share for three years as an inducement. The warrants shall contain a cashless exercise provision and be restricted securities.
(d) At March 31, 2010, NxOpinion owed $250,000 under a bank line of credit guaranteed by Dr. Robertson. This note shall be assumed by ASIT as soon as practicable following the Closing and Dr. Robertson shall continue to guarantee the note. He will be issued warrants on an aggregate of 225,000 common shares of ASIT stock exercisable at $0.16667 per share for three years as consideration for his continuing guarantee. The warrants shall contain a cashless exercise provision and will be restricted securities.
(e) NxOpinion is currently obligated on notes and accounts payable to its legal counsel Dickinson Wright, PLLC, in the approximate aggregate amount of $350,000. At the Effective Time, ASIT will enter into an installment payment agreement with Dickinson Wright PLLC to pay NxOpinion’s outstanding notes and legal fees in full by December 31, 2010.
6.6 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations expeditiously and practicably to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, waivers, consents, permits and approvals from governmental or regulatory bodies and to effect necessary filings, if any. Without limiting the generality of the foregoing, ASIT will take or cause to be taken all actions necessary to empower, authorize and direct NXAC and NXLLC to carry out all of each entity’s obligations hereunder.
6.7 Public Announcements. All public announcements related to the transaction by either NxOpinion or ASIT shall be cleared prior to release with the other party; provided,

however, that either party shall have the right to make such public disclosures about the transaction as its counsel advises are required by law or advisable to conform to law after reasonable notice to the other party.
6.8 Consents. NxOpinion and ASIT will promptly apply for or otherwise seek, and use their respective best efforts to obtain, the consents and approvals described on Schedule 4.5(d) and in Section 5.4, respectively.
ARTICLE VII.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
7.1 Survival of Representations and Warranties. The representations and warranties made by NxOpinion, ASIT, and NXAC in this Agreement, and their respective obligations to be performed under the terms hereof at or prior to the Effective Time hereunder shall survive the Closing but shall terminate one year after the Effective Time; provided, however, that no provision of this Agreement shall be construed as limiting in any way the remedies that may be available to a party hereto in the event of fraud or intentional misrepresentation or omission by another party hereto in connection with this Agreement or the transactions contemplated hereby.
7.2 Reliance. No investigation made by or on behalf of a party with respect to any other party to this Agreement shall be deemed to affect such party’s reliance on the respective representations and warranties contained in this Agreement and shall not effect a waiver of the breach of any of such representations, warranties and covenants.
ARTICLE VIII.
AMENDMENT AND WAIVER
8.1 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Manager (in the case of NxOpinion) or Board of Directors (in the case of ASIT or NXAC) but no amendment shall be made which by law would require approval of the NxOpinion Members without the further approval of such Members. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereof.
8.2 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Manager (in the case of NxOpinion) or Board of Directors (in the case of ASIT or NXAC), may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.
ARTICLE IX.
GENERAL PROVISIONS
9.1 Closing. Consummation of the Recapitalization, Redemption, Merger, Capital Contribution, and any and all other transactions contemplated by this Agreement (collectively,

the “Closing”) will take place at the offices of 8363 West Sunset Road, Suite 300 Las Vegas, Nevada 89113 upon execution of this Agreement (the “Closing Date”). At the Closing, ASIT, NXAC, NxOpinion and NXLLC will each carry out the procedures specified under the applicable provisions of Nevada Law, including duly executing and filing the Articles of Merger with the Nevada Secretary, to the end that the Recapitalization shall become effective.
9.2 Timing and Sequence of Transactions. Except as otherwise stated herein, the Redemption, Merger, and Capital Contribution shall be deemed to have occurred on the Closing Date, in the sequence described in this Agreement.
9.3 Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) (if so given) if delivered in person, by facsimile, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:
If to ASIT, NXAC, or NXLLC:

ASI Technology Corporation Attn: Jerry E. Polis 980 American Pacific Drive, Suite 111 Henderson, Nevada 89014

with a copy to:	Sklar Williams, LLP Attn: Henry Lichtenberger, Esq. 8363 West Sunset Road Suite 300 Las Vegas, Nevada 89113

If to NxOpinion:	NxOpinion, LLC Attn: Dr. Joel Robertson 4215 Fashion Square Boulevard, Suite 3 Saginaw, MI 48603 Phone: (989) 799-8720 Fax: (989) 799-8865

with a copy to:	Dickinson Wright PLLC Attn: Michael T. Raymond, Esq. 301 E. Liberty, Suite 500 Ann Arbor, MI 48104 Phone: (734) 623-1663 Fax: (734) 623-1625
or to such other address as any party may have furnished to the others in writing in accordance with this Section 9.3, except that notices of changes of address shall only be effective upon receipt.

9.4 Interpretations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
9.5 Entire Agreement; Assignment. This Agreement constitutes the complete, final and exclusive agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.
9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, NXLLC and the holders of NxOpinion Units, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
9.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement each of which shall remain in full force and effect.
9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same Agreement.
9.9 Jury Waiver. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BY THEM RELATING TO THIS AGREEMENT OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
9.10 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
9.11 Governing Law. This Agreement shall be construed and interpreted according to the law of the State of Nevada, without giving effect to its conflict of law provisions.
9.12 Certain Definitions. The following terms, when used in this Agreement, shall have the following meanings:
(a) The terms “to the knowledge”, “known to”, “to the best knowledge”, and other phrases of like substance shall be construed to mean the actual knowledge of Joel C. Robertson on behalf of NxOpinion and Jerry E. Polis on behalf of ASIT, NXLLC and NXAC after such party has caused reasonable inquiry and investigation to be made into the matter represented to be true.
(b) The terms “material,” “materially” and other phrases of like substance, whether or not capitalized, used to modify circumstances, conditions or requirements indicate that the failure to perform or comply with such circumstances, conditions or requirements would have a Material Adverse Effect on the business as currently conducted or financial condition of such party, taken as a whole.
[Signatures follow on next page.]

IN WITNESS WHEREOF, ASIT, NXAC and NxOpinion have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ASI TECHNOLOGY CORPORATION
By:	/s/ Jerry E. Polis
	Name:	Jerry E. Polis, President

NX ACQUISITION CORP.
By:	/s/ Jerry E. Polis
	Name:	Jerry E. Polis, President

NX LLC
By:	ASI Technology Corporation, its Manager

By:	/s/ Jerry E. Polis
	Name:	Jerry E. Polis, President of ASI
Technology Corporation NXOPINION, LLC

By:	/s/ Joel C. Robertson
	Name:	Joel C. Robertson, Manager

EXHIBITS TO AGREEMENT AND PLAN OF RECAPITALIZATION:

§ 1.2	Exhibit A	Distributed Assets
§ 1.3(a)	Exhibit B	Form of Assignment and Power of Attorney
§ 1.3(b)	Exhibit C	Bill of Sale (to Members)
§ 2.5	Exhibit D	Articles of Merger
§ 3.2	Exhibit E	Bill of Sale (to NXLLC)
§ 6.1	Exhibit F	Bylaws
§ 6.2	Exhibit G	Convertible Instruments

DISCLOSURE SCHEDULES:
NxOpinion:

Schedule 4.1(a)	Organization
Schedule 4.1(c)	Agreements Regarding Units
Schedule 4.2(b)	Material Liabilities
Schedule 4.4	Conduct of Business
Schedule 4.5(a)	Contracts
Schedule 4.5(b)	Defaults
Schedule 4.5(c)	Licenses and Permits
Schedule 4.5(d)	Consents and Approvals
Schedule 4.7(a)	Litigation
Schedule 4.8(a)	Leases
Schedule 4.8(b)	Title to Assets
Schedule 4.9(a)	Patents
Schedule 4.9(b)	Trademarks
Schedule 4.9(c)	Trade Secrets
Schedule 4.12	Bank Accounts
Schedule 4.13	Related Party Transactions

ASIT:

Schedule 5.1(d)	Agreements Regarding Shares
Schedule 5.6(b)	Material Liabilities
Schedule 5.8	Conduct of Business
Schedule 5.9(a)	Contracts
Schedule 5.9(c)	Licenses and Permits
Schedule 5.9(d)	Consents and Approvals
Schedule 5.10(a)	Plans for Employees
Schedule 5.10(b)	Salaried Employees
Schedule 5.11(a)	Litigation
Schedule 5.12	Environmental Matters
Schedule 5.13(a)	Leases
Schedule 5.13(b)	Title to Assets
Schedule 5.14(a)	Patents
Schedule 5.14(b)	Trademarks
Schedule 5.14(c)	Trade Secrets
Schedule 5.16	Bank Accounts